Exhibit 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:
Chief Financial Officer	Media
Nancy A. Richardson	Kathleen Padula
Microtune, Inc.	Microtune, Inc.
972-673-1850	972-673-1811
investor@microtune.com	kathleen.padula@microtune.com

Microtune Announces Further Delay in Reporting Earnings and

Material Charges Related to Wireless Intangibles and Inventory

PLANO, TEXAS, APRIL 15, 2003 – Microtune, Inc. announced today that it will not file its Annual Report on Form 10K for the year ended December 31, 2002 by April 15, 2003 pursuant to its Form 12b-25 previously filed with the Securities and Exchange Commission. The Company is unable to file its Form 10K because its December 31, 2002 financials are not yet complete. The Company anticipates filing its Form 10K in May 2003.

The Company’s announcement of its first quarter 2003 results will be delayed until after the Company’s 2002 Form 10K has been filed. The Company’s cash balance as of March 31, 2003 was approximately $95 million.

The Company also announced that it will be taking material charges as of December 31, 2002 for the write down of the intangibles associated with its wireless business and for the write down of related wireless inventory, such charges aggregating approximately $53 million. The intangibles consist mainly of Bluetooth™ developed technology acquired in November 2001 with the Company’s acquisition of Transilica, Inc. and related patents. With the Company’s recent jury trial victory in its patent infringement suit against Broadcom Corporation, as reported in the Company’s press release dated March 20, 2003, the Company will continue to focus on its core broadband radio frequency (RF) business and will be taking additional cost-cutting measures in non-broadband areas, including its wireless business.

The independent inquiry under the direction of the Company’s Audit Committee, announced on February 20, 2003, is on-going. The inquiry remains on schedule to be completed about June 30, 2003.

-MORE-

The Company has been served with six class action suits filed in the United States District Court for the Eastern District of Texas. The suits include allegations that Microtune and certain of its officers misrepresented material facts and omitted to state other material facts necessary to make public statements and SEC filings not misleading during the period from February 20, 2002 through February 20, 2003, that Microtune has materially overstated revenue, that Microtune lacked adequate internal controls and that Microtune overvalued Transilica, Inc. in its acquisition of that company. Microtune intends to vigorously defend these suits.

About Microtune

Microtune, Inc. is a leading silicon and systems company that designs, manufactures and markets radio frequency (RF)-based solutions for the global broadband communications, transportation electronics and wireless connectivity markets. Inventors of the MicroTuner single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, transceiver and wireless products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 24 U.S. patents for its technology, with more than 50 applications pending approval that span its RF and wireless products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design, manufacturing and sales centers located around the world. The web site is www.microtune.com.

Microtune is traded on the NASDAQ Stock Exchange under the symbol TUNE.

Forward Looking Statements

This press release contains forward looking statements, including those discussing the development of new products and unaudited financial results, that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward looking statements are generally accompanied by words such as “plan”, “estimate”, “expect”, “believe”, “could”, “would”, “anticipate”, “may”, “unaudited”, or other words that convey uncertainty of future events or outcomes. These forward looking statements and other statements made elsewhere in this release are made in reliance on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ include the Company’s ability to estimate future payments made by customers, the ability to estimate future sales of Microtune products by distributors, ability to estimate customers’ ability to fulfill credit obligations, ability to estimate customers’ sell through of Microtune products, ability to develop new products that comply with industry standards and the ability to migrate customers to silicon-based products, ability to develop new products within anticipated cost range, ability to successfully develop products to meet our customers’ requirements, ability to develop products in a timely manner, ability to sustain revenue growth and general economic conditions, any of which may cause the Company’s financial results to fluctuate. Readers are referred to the reports and documents filed by Microtune with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended December 31, 2001, Form 10Q for each quarter of calendar year 2002 as filed in April, July and November 2002.

EDITORS NOTE:    Microtune is a registered trademark and MicroTuner, VideoCaster and MicroStreamer are trademarks of Microtune, Inc. All other trademarks are the property of their respective holders.

-END-

2